Exhibit 99.2

CompuCredit Announces Public Offering of Common Stock

CompuCredit Corporation (NASDAQ Symbol: “CCRT”) announced today that it has entered into an underwriting agreement with Bear, Stearns & Co. Inc. (“Bear Stearns”), pursuant to which Bear, Stearns International Limited (“BSIL”) intends to sell up to 6.624 million shares of the Company’s common stock that BSIL is entitled to acquire from the Company under the share lending agreement between the Company, BSIL and Bear Stearns, as agent for BSIL  These shares are being offered in an underwritten offering registered under the Securities Act of 1933, as amended, pursuant to the Company’s shelf registration statement in order to facilitate hedging transactions undertaken by purchasers of the Company’s convertible notes.  BSIL is initially offering the shares to the public at a public offering price of $42.15 per share.  The Company will not receive any proceeds of the sale of the common stock.  The closing of the offering and sale of the shares of common stock is scheduled to occur on November 23, 2005.

The Company does not expect the borrowed shares offered and sold by BSIL to be considered issued or outstanding from an accounting standpoint and accordingly does not expect the borrowed shares to have a dilutive impact on the company’s earnings per share.

The offering will be made only by means of a prospectus. When available, a copy of the prospectus relating to the offering may be obtained from Bear, Stearns & Co. Inc., c/o Prospectus Department, 383 Madison Avenue, New York, NY 10179.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

CompuCredit is a specialty finance company and marketer of branded credit cards and related financial services. CompuCredit provides these services to consumers who are underserved by traditional financial institutions. Credit cards marketed by CompuCredit generally are issued by Columbus Bank and Trust Company under an agreement with CompuCredit. Through corporate and affinity contributions focused on the underserved and un-banked communities, CompuCredit also uses its financial resources and volunteer efforts to address the numerous challenges affecting its customers. For more information about CompuCredit, visit www.CompuCredit.com.

The matters discussed in this release contain forward-looking statements. These statements are based on current expectations or beliefs and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including without limitation, whether or not the Company will consummate the offering, and the anticipated use of the proceeds of the offering. For a detailed discussion of these and other cautionary statements, please refer to the Company’s most recent filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.